NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com

Littelfuse Announces Preliminary Financial Results for Second Quarter of Fiscal Year 2019

CHICAGO, July 16, 2019 - Littelfuse, Inc. (NASDAQ: LFUS), a global manufacturer of leading technologies in circuit protection, power control and sensing, today reported preliminary financial results for the second quarter ended June 29, 2019.

Subject to the completion of its financial closing processes, the company expects net sales of approximately $398 million for the second quarter, which would represent a decrease of 13 percent from the prior-year period and a decrease of 11 percent organically. This compares to the previously provided guidance range of $409 to $421 million.

GAAP diluted EPS for the second quarter is estimated to be $1.75. Adjusted diluted EPS is estimated to be $1.91, compared to the previously provided guidance range of $2.00 to $2.14.

“Our second quarter financial results reflect lower than expected demand due to ongoing global trade uncertainties, continued efforts by distribution partners to reduce excess electronics channel inventories and greater than projected declines in global auto production, especially in China,” said Dave Heinzmann, Littelfuse Chief Executive Officer. “While we anticipate soft demand to persist, the long-term fundamentals of our business remain strong. We are confident in our strategies led by secular growth themes driving content increases across the end markets we serve.”

Conference Call and Webcast Information
As previously announced, Littelfuse will host a conference call on Wednesday, July 31, 2019, at 9:00 a.m. Central Time, to discuss the second quarter results and third quarter guidance. The call will be broadcast live and available for replay at Littelfuse.com.

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About Littelfuse
Littelfuse (NASDAQ: LFUS) is a global manufacturer of leading technologies in circuit protection, power control and sensing. Sold in over 150 countries, our products are found in automotive and commercial vehicles, industrial applications, data and telecommunications, medical devices, consumer electronics and appliances. Our 12,000 worldwide associates partner with customers to design, manufacture and deliver innovative, high-quality solutions, for a safer, greener and increasingly connected world - everywhere, every day. Learn more at Littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The preliminary financial results for the second quarter ended June 29, 2019 represent the most current information available to management as of the date of this press release and reflect estimates and assumptions. The company’s actual results may differ materially from these preliminary results due to the completion of the company’s standard quarter-end financial closing procedures, final adjustments and other developments that may arise between the date of this press release and the time that financial results for the second quarter ended June 29, 2019 are finalized. The preliminary financial results do not present all necessary information for an understanding of the company’s financial condition as of the date of this press release or its results of operations for the second quarter ended June 29, 2019. The foregoing unaudited preliminary financial results have not been compiled or examined by our independent registered public accounting firm nor has our independent public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance of such information. These preliminary results should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. In addition, these preliminary financial results are not necessarily indicative of the results to be achieved for any future period.

The statements in this press release that are not historical facts are intended to constitute "forward-looking statements" entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance; economic conditions; the impact of competitive products and pricing; product quality problems or product recalls; capacity and supply difficulties or constraints; coal mining exposures reserves; failure of an indemnification for environmental liability; exchange rate fluctuations; commodity price fluctuations; the effect of Littelfuse, Inc.'s ("Littelfuse" or the "Company") accounting policies; labor disputes; restructuring costs in excess of expectations; pension plan asset returns less than assumed; integration of acquisitions; uncertainties related to political or regulatory changes and other risks which may be detailed in the company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This release should be read in conjunction with information provided in the financial statements appearing in the company's Annual Report on Form 10-K for the year ended December 29, 2018. For a further discussion of the risk factors of the company, please see Item 1A. "Risk Factors" to the company's Annual Report on Form 10-K for the year ended December 29, 2018.

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Non-GAAP Financial Measures

The information included in this press release includes the non-GAAP financial measures of organic revenue growth and adjusted diluted earnings per share. These non-GAAP financial measures exclude the effect of certain expenses and income not related directly to the underlying performance of our fundamental business operations. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is set forth in the attached schedules.

The company believes that organic revenue growth and adjusted diluted earnings per share provide useful information to investors regarding its operational performance because it enhances an investor’s overall understanding of our core financial performance and facilitate comparisons to historical results of operations, by excluding items that are not related directly to the underlying performance of our fundamental business operations or were not part of our business operations during a comparable period. The company believes that these non-GAAP financial measures are commonly used by financial analysts and others in the industries in which we operate, and thus further provides useful information to investors. Management additionally uses these measures when assessing the performance of the business and for business planning purposes. Note that our definitions of non-GAAP financial measures may differ from those terms as defined or used by other companies

CONTACT: Trisha Tuntland
Head of Investor Relations
(773) 628-2163

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LFUS-F

LITTELFUSE, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(In millions of USD except per share amounts unaudited)

Reconciliation of preliminary GAAP diluted EPS to preliminary Adjusted diluted EPS
Q2-19
Preliminary GAAP diluted EPS	$1.75
EPS Impact of Non-GAAP adjustments (below)	0.16
Preliminary Adjusted diluted EPS	$1.91

Non-GAAP adjustments - expense/(income)
Q2-19
Acquisition related and integration costs	$1.5
Restructuring, impairment and other charges	5.7
Non-GAAP adjustments to operating income	7.2
Other expense, net	0.6
Non-operating foreign exchange gain	(3.6)
Non-GAAP adjustments to income before income taxes	4.2
Income taxes	0.2
Non-GAAP adjustments to net income	$4.0

Total EPS impact	$0.16

Net sales reconciliation	Q2-19
Net sales decline	(13)%
Less:
FX impact	(2)%
Organic net sales decline	(11)%

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